                                                                   Exhibit 99.10

                                                         AS EXECUTED - CONFORMED


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                           KBI SHARES OPTION AGREEMENT

                            DATED AS OF JULY 1, 1998

                                  BY AND AMONG

              ASTRA AB, MERCK & CO., INC. AND MERCK HOLDINGS, INC.





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
                                TABLE OF CONTENTS

                                                                                                                PAGE

                                    ARTICLE I

GRANT OF OPTION...........................................................................................        1

1.1      Option...........................................................................................        1

                                   ARTICLE II

EXERCISE OF OPTION........................................................................................        2

2.1      Option Exercise Price............................................................................        2

2.2      Exercise of Option...............................................................................        4

2.3      Transition Manufacturing.........................................................................        8

                                   ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TR AND TR HOLDINGS......................................................       11

3.1      Ownership of Shares..............................................................................       11

                                   ARTICLE IV

COVENANTS AND AGREEMENTS OF TR AND  TR HOLDINGS REGARDING THE KBI BUSINESS ...............................       11

4.1      Preservation of Corporate Existence; Operation of KBI and its Subsidiaries ......................       11

4.2      Payment of State and Local Taxes.................................................................       12

4.3      Financial Statements; Books and Records..........................................................       12

4.4      Limitation on Transfer of License Rights.........................................................       12

4.5      Compliance with Laws.............................................................................       13

4.6      Cash.............................................................................................       13



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                                TABLE OF CONTENTS

                                                                                                                PAGE
                                    ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES........................................................       13

5.1      Reasonable Efforts; Further Assurances...........................................................       13

5.2      HSR Act..........................................................................................       13

5.3      Payment of Federal Income Taxes..................................................................       14

5.4      Consents.........................................................................................       14

5.5      Non-Contravention................................................................................       14

                                   ARTICLE VI

INDEMNIFICATION...........................................................................................       14

                                   ARTICLE VII

ARBITRATION...............................................................................................       15

                                  ARTICLE VIII

TERMINATION...............................................................................................       15

                                   ARTICLE IX

MISCELLANEOUS.............................................................................................       15

9.1      Expenses.........................................................................................       15

9.2      Assignment.......................................................................................       15

9.3      No Third Party Beneficiaries.....................................................................       16

9.4      Notices..........................................................................................       16

9.5      Governing Law....................................................................................       16

9.6      Entire Agreement; Amendments and Waivers.........................................................       17

9.7      Counterparts.....................................................................................       17

9.8      Invalidity.......................................................................................       17



                                       ii
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                                TABLE OF CONTENTS

                                                                                                                PAGE

9.9      Headings.........................................................................................       17

9.10     Remedies.........................................................................................       17

9.11     Gender and Number................................................................................       17

9.12     No Consent to Section 338 Tax Election...........................................................       17

                           KBI SHARES OPTION AGREEMENT

         This KBI SHARES OPTION AGREEMENT (this "Agreement") is made and entered into as of July 1, 1998 by and among Astra AB, a company limited by shares organized and existing under the laws of Sweden ("KB"), Merck & Co., Inc., a corporation organized and existing under the laws of the State of New Jersey ("TR"), and Merck Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of TR ("TR Holdings"). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Master Restructuring Agreement dated as of June 19, 1998 between KB, TR, Astra Merck Inc., a Delaware corporation ("KBI"), Astra USA, Inc., a New York corporation ("KB USA"), KB USA, L.P., a Delaware limited partnership, Astra Merck Enterprises Inc., a Delaware corporation ("KBI-E"), KBI Sub Inc., a Delaware corporation ("KBI Sub"), TR Holdings and Astra Pharmaceuticals, L.P., a Delaware limited partnership (the "Partnership") (the "Master Restructuring Agreement").

                              W I T N E S S E T H:

         WHEREAS, TR Holdings is the holder of all of the issued and outstanding shares of common stock of KBI, and all of the issued and outstanding shares of Class D Voting Preferred Stock (the "Class D Preferred Stock") and Class E Non-Voting Convertible Participating Preferred Stock (the "Class E Preferred Stock") of KBI; and

         WHEREAS, KB is the holder of all of the issued and outstanding shares of Class A Non-Voting Preferred Stock (the "Class A Preferred Stock") and Class C Voting Preferred Stock (the "Class C Preferred Stock") of KBI; and

         WHEREAS, TR Holdings wishes to grant to KB and KB wishes to acquire from TR Holdings an option to acquire complete ownership of KBI under certain circumstances as hereinafter described; and

         WHEREAS, TR desires that the foregoing option grant be effected.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I

                                 GRANT OF OPTION

     1.1          Option

          (a) On the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained herein, TR Holdings hereby grants to KB and KB hereby acquires from TR Holdings an option (the "Option") to acquire from TR Holdings all of the outstanding shares of capital stock of KBI of whatever classes or series not owned by KB or its Affiliates or successors or assigns (the "KBI Shares") through the exercise of the Option on an Option Closing Date (as such term is defined in Section 2.2(d) hereof) at the Option Exercise Price (as such term is defined in Section 2.1 hereof).

          (b) If requested by KB prior to the exercise of the Option, TR Holdings agrees to cooperate in good faith with KB to structure the transaction contemplated by the Option in another manner mutually agreeable to the parties; KB acknowledges, however, that TR Holdings has no obligation to enter into any such other transaction. KB agrees that in connection with any such mutually agreed upon restructuring, KB would give TR Holdings a "hold harmless" indemnity acceptable to TR Holdings. As of the date of this Agreement, KB believes that either of the following transactions is considered to achieve the objective of preserving KB's cost basis of the KBI-E assets (for U.S. Federal income tax purposes) to the fullest extent possible: (i) KB contributes cash to KBI in an amount equal to the Option Exercise Price, and TR Holdings will then cause KBI to redeem all of the KBI Shares, and (ii) KB contributes cash in an amount equal to the Option Exercise Price to a wholly-owned US corporation ("USCO"), and TR will then cause KBI to merge with USCO in a transaction pursuant to which KB shall acquire complete ownership of the stock of KBI. The exercise of the Option by KB by means of KB's purchase of the KBI Shares or any of the foregoing means shall hereinafter be referred to as the "KBI Acquisition."


                                   ARTICLE II

                               EXERCISE OF OPTION

     2.1 Option Exercise Price. (a) For purposes of this Agreement, the "Option Exercise Price" shall be the price payable by KB to TR Holdings upon the exercise of the Option as determined in accordance with the formula set forth in
Section 2.1(b) below (subject to adjustment pursuant to the provisions of Sections 2.2(g) and 2.2(h) hereof). For purposes of calculating the Option Exercise Price, the following terms shall have the following meanings:


                  (i) "Fourth Tier and Group E NPV" shall mean the sum of (A) the net present value of the projected pre-tax amounts that would otherwise be allocated after the Option Closing Date to the Limited Partner for the Fourth Tier Amount pursuant to the Partnership Agreement, which amount shall be determined assuming that the Partnership will in each Fiscal Year have sufficient Profits (as defined in the Partnership Agreement) to make allocations to the Limited Partner pursuant to Section 4.1(h) of the Partnership Agreement, and (B) the net present value of the projected pre-tax amounts of the payments to which KBI-E would otherwise be entitled after the Option Closing Date pursuant to Section 7.3 of the Amended and Restated KBI License, in each case as such net present value is determined pursuant to Section 2.2 hereof.

                  (ii) "Omeprazole NPV and Perprazole NPV" shall mean the net present value of the projected consolidated net pre-tax cash flows of KBI and its subsidiaries determined by taking into account only payments that would otherwise be received by KBI after the Option Closing Date for sales of Omeprazole Products and Perprazole Products to the Partnership (whether such sales occur before or after the Option Closing Date) under the KBI Supply Agreement, less (A) payments that would otherwise be made by KBI after the Option Closing Date to TR, KB or an Alternate Producer (as defined in the Manufacturing Agreement) for the purchase of Omeprazole Products and Perprazole Products (whether such purchases occur before or after the Option Closing Date) and (B) royalties that would otherwise be paid to KB after the Option Closing Date with respect to Perprazole Net Sales (whether such sales occur before or after the Option Closing Date) under the Amended and Restated KBI License, as such net present value is determined pursuant to Section 2.2 hereof.

                  (iii) "Omeprazole Net Sales" shall mean Net Sales of Omeprazole Products as defined in the Master Restructuring Agreement.

                  (iv) "Perprazole Net Sales" shall mean Net Sales of Perprazole Products as defined in the Master Restructuring Agreement.

          (b) The Option Exercise Price shall be calculated as follows:

                  OEP = [ONPV + PNPV + FTGENPV] + [13 x LPI] + LP2

         where:

         OEP                        means the Option Exercise Price

         ONPV + PNPV                means Omeprazole NPV and Perprazole NPV

         FTGENPV                    means Fourth Tier and Group E NPV

         LPI means the average annual amount of Profits allocated to the Limited Partner of the Partnership pursuant to Section 4.1(h) of the Partnership Agreement, if any, for the last three (3) Fiscal Years ending prior to the year of the Option Closing Date.

         LP2 means the amount determined as of the Option Closing Date equal to the sum of (i)(A) the amount of cash and cash equivalents of KBI and its consolidated subsidiaries, (B) the amount that would be required to be distributed to the Limited Partner by the Partnership if (1) the taxable year of the Partnership had closed as of the Option Closing Date, (2) the Priority Return (as defined in the Partnership Agreement) for the Fiscal Quarter including the Option Closing Date was determined by pro-rating on a daily basis, and (3) all distributions required to be made for the partial year and all prior Fiscal Years (and not previously distributed) were distributed, assuming that the Partnership has sufficient Profits to satisfy all allocation tiers through Section 4.1(e) of the Partnership Agreement in such partial year, less (ii)(A) the amount of all accrued dividends (whether or not declared and determined by pro-rating on a daily basis) on the outstanding shares of preferred stock of KBI not held by TR Holdings or its successors and assigns, and
                                    (B) taxes (other than Federal Income Taxes) of KBI and its consolidated subsidiaries accrued in accordance with GAAP.

     2.2 Exercise of Option. (a) Provided that (i) the KBI-E Asset Purchase shall have occurred, (ii) no Allocation Shortfall or Allocation Default (each as defined in the Partnership Agreement) shall have occurred and remain uncured and
(iii) no Put Option Event shall have occurred, KB shall have the right at any time during any Option Notice Period (as hereinafter defined) to give a written and dated notice (a "Notice of Exercise") to TR Holdings of its election to exercise the Option.

          (b) For purposes of this Section 2.2, each of the following shall constitute an "Option Notice Period": (i) if the event described in (iii) of this subsection (b) shall not have occurred, the period from January 1 through June 30, 2017; (ii) in the event that (x)(A) there shall have been no Allocation Shortfall or Allocation Default or (B) such Allocation Shortfall or Allocation Default shall have been cured, (y) KBI shall be Past Due (as defined in the Amended and Restated Certificate of Incorporation of KBI) on the payment of any dividend to the holder(s) of the Class A Preferred Stock or Class C Preferred Stock and (z) such shares shall be accruing dividends at the 7.00% annual rate set forth in the Amended and Restated Certificate of Incorporation of KBI, and, in the case of the foregoing clause (x)(A), with at least fifteen (15) days having expired after written notice from such holder(s) to KBI of non-receipt of such dividend with such dividend continuing to be Past Due, any time after such fifteen (15) day period shall have expired (in the case of the foregoing clause
(x)(A)) or such 7.00% dividend rate shall have become effective (in the case of the foregoing clause (x)(b)), (iii) in the event that a notice of exercise in respect of the Assignment Right shall have been delivered pursuant to the KBI-E Asset Option Agreement in the year 2016, the six-month period commencing on the second anniversary of the Assignment Date (as defined in the KBI-E Asset Option Agreement of even date herewith by and among TR, KBI, KB and KBI-E (the "KBI-E Asset Option Agreement"), (iv) in the event that (A) a Trigger Event has occurred and the Assignment Right shall have been exercised or (B) the Required Sale shall have occurred, the six-month period commencing on the second anniversary of the Assignment Date; and (v) in the event that the aggregate amount of Omeprazole Net Sales and Perprazole Net Sales for any period of twelve
(12) consecutive months commencing after the Assignment Date (as defined in the KBI-E Asset Option Agreement) (a "Measuring Period") is less than or equal to $200 million, the six-month period commencing on the first day of the second month following the expiration of such Measuring Period.

          (c) Upon KB's delivery of the Notice of Exercise pursuant to Section 2.2(a) above, the parties and each of their respective Affiliates agree to cooperate in good faith in preparing and making any filing ("HSR Filing") that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (or any successor statute) ("HSR Act"), within thirty (30) days after the date of delivery of such Notice of Exercise. Promptly after KB's delivery of the Notice of Exercise, but in no event later than thirty (30) days after such delivery, each of KB and TR Holdings shall engage an appraiser independent of it and its Affiliates that is skilled in preparing appraisals of the future value of pharmaceutical products (the "Appraisers" and each, an "Appraiser") to determine the Omeprazole NPV, and Perprazole NPV and the Fourth Tier and Group E NPV (the "KB Appraised Value"and the "TR Holdings Appraised Value," respectively), each as of the Option Closing Date. Each of KB and TR Holdings shall bear all costs and expenses of the Appraiser it engages. After KB and TR Holdings have selected the Appraisers, KB shall cause the General Partner of the Partnership to afford the Appraisers such access to the books and records of the Partnership, including, without limitation, sales forecasts, patent status and expiration data, and status reports concerning competitive products (collectively, "Partnership Data") and furnish to the Appraisers copies of such financial statements of the Partnership as they may request, and TR Holdings may, in its discretion, furnish the Appraisers with sales forecasts and other information ("TR Data"), in order for the Appraisers to determine the KB Appraised Value and the TR Holdings Appraised Value. Based on such information, each of the Appraisers shall deliver a report to KB and TR Holdings showing its calculations. The average of the KB Appraised Value and the TR Holdings Appraised Value shall be the "Appraised Value." Upon the determination of the Appraised Value, KB and TR Holdings shall prepare a statement (the "Option Exercise Statement") showing their good faith calculation of the Option Exercise Price in accordance with the provisions of Section 2.1 hereof and, to the extent applicable, based on the Appraised Value, it being understood for purposes of such Option Exercise Statement that KB shall calculate item LPI of the Option Exercise Price and shall estimate item (i)(B) of the LP2 component of the Option Exercise Price and TR Holdings shall calculate items (i)(A) and (ii)(A) of the LP2 component of the Option Exercise Price and shall estimate item (ii)(B) of the LP2 component of the Option Exercise Price (the sum of each of the estimated items of LP2 referred to above being referred to herein as the "LP2 Estimated Amount"). Subject to the provisions of Sections 2.2(g) and (i) hereof, the Option Exercise Statement shall be binding and conclusive upon, and deemed accepted by, each of TR Holdings and KB unless TR Holdings or KB shall have notified the other in writing of any objections to any of the items calculated by the other party within sixty (60) days after the date of the Option Exercise Statement. A notice under this Section 2.2(c) shall specify in reasonable detail each item on the Option Exercise Statement which is being disputed and a summary of the reasons for such dispute, it being understood that only the calculation of the components LPI and items (i)(A) and (ii)(A) of the component LP2 of the Option Exercise Price reflected on the Option Exercise Statement may be so disputed. Any such dispute shall be resolved pursuant to the provisions of
Section 2.2(h) hereof, but the pendency of such dispute shall not delay the Option Closing Date.

          (d) KB shall pay the Option Exercise Price reflected on the Option Exercise Statement prepared in accordance with Section 2.2(c) on the date (the "Option Closing Date") that shall be the later of (i) the last day of the month immediately following the end of the month in which the date of the Option Exercise Statement occurs (or if such date is not a business day, then the next business day thereafter) and (ii) five (5) business days after the date on which any applicable waiting period under the HSR Act shall have expired or been terminated.

          (e) On the Option Closing Date, as consideration for the KBI Acquisition, KB shall pay to TR Holdings the Option Exercise Price specified in the Option Exercise Statement, all of which shall be payable to TR Holdings by wire transfer in Dollars of immediately available funds to an account of TR Holdings in the United States which shall be designated by TR Holdings in writing at least one (1) week prior to the Option Closing Date.

          (f) On the Option Closing Date, TR Holdings and KB shall execute and deliver such agreements, endorsements, certificates of title, stock powers, assignments and other good and sufficient instruments of conveyance and take such other actions as shall be necessary to effect the KBI Acquisition. TR Holdings further agrees that, from and after the Option Closing Date, it will execute and deliver to KB such additional instruments and documents and take such further action as KB may reasonably require in order to complete the KBI Acquisition.

          (g) As soon as reasonably possible after the Option Closing Date (but not later than thirty (30) days thereafter) KB and TR Holdings shall engage a mutually acceptable independent accounting firm to determine the actual amount of the components of the Option Exercise Price comprising the LP2 Estimated Amount (the "LP2 Final Amount"). In the event that KB and TR Holdings cannot agree on such accounting firm, such firm shall be selected at random from the "Big Five" accounting firms. In the event that such accounting firm determines that the LP2 Final Amount is greater than or less than the LP2 Estimated Amount, KB shall pay to TR Holdings the amount of such increase or TR Holdings shall pay to KB the amount of such decrease, as the case may be, within ten (10) business days after such determination, together with interest at the rate of LIBOR determined using a LIBOR Period of three (3) months for the period from the Option Closing Date through the date of such payment.

          (h) In the event that TR Holdings gives KB timely written notice in accordance with Section 2.2(c) above of a dispute concerning the LPI component of the Option Exercise Price reflected on the Option Exercise Statement or KB gives TR Holdings timely written notice in accordance with Section 2.2(c) above of a dispute concerning item (i)(A) and/or (ii)(A) of the LP2 component of the Option Exercise Price reflected on the Option Exercise Statement, the parties shall attempt to resolve such disagreement. However, if any such disagreement is not resolved by the parties within thirty (30) days after receipt of such notice, such disagreement shall be submitted to the accounting firm selected pursuant to Section 2.2(c) above for the resolution of such dispute. The decision of such accounting firm shall be final and shall be binding and conclusive upon all of the parties hereto. In the event that such accounting firm determines that the Option Exercise Price reflected on the Option Exercise Statement should be increased or decreased due to an adjustment to the calculation of any of the foregoing components, then KB shall pay to TR Holdings the amount of such increase or TR Holdings shall pay to KB the amount of such decrease, as the case may be, within ten (10) business days after such determination, together with interest at the rate of LIBOR determined using a LIBOR Period of three (3) months for the period from the Option Closing Date through the date of such payment. In the event of any disputes resolved under this Section 2.2(h), the Dollar amount of all such disputes shall be aggregated and the fees and expenses of the accounting firm engaged to resolve such disputes shall be paid by the party against whom the greater Dollar amount is resolved.

          (i) In the event that the lower of the TR Holdings Appraised Value and the KB Appraised Value is less than 75% of the value of the higher of the two, then promptly after the expiration of twelve (12) full calendar quarterly periods after the first day of the calendar quarter in which the Option Closing Date occurs, KB and TR Holdings shall choose an appraisal firm of national reputation which is skilled in preparing appraisals of the future value of pharmaceutical products (the "Reviewing Appraiser") to review the original Appraised Values utilized in determining the Option Exercise Price as set forth in the Option Exercise Statement. After KB and TR Holdings have selected the Reviewing Appraiser, KB shall cause the General Partner of the Partnership to afford the Reviewing Appraiser such access to the books and records of the Partnership (including, without limitation, Partnership Data), and furnish to the Reviewing Appraiser copies of such financial statements of the Partnership as it may request, and TR Holdings may, in its discretion, furnish the Reviewing Appraiser with TR Data, in order for the Reviewing Appraiser to review the original Appraised Value. The Reviewing Appraiser shall review the Partnership Data, the TR Data and the actual Omeprazole Net Sales, Perprazole Net Sales, Fourth Tier Amount and Net Sales of Group E Products for the twelve (12) full calendar quarterly periods from and after the first day of the calendar quarter in which the Option Closing Date occurs and shall revise the Appraised Values as necessary to more accurately reflect the Omeprazole and Perprazole NPV and FTGENPV as of the original Option Closing Date (the "Revised Appraised Value") and deliver a report to KB and TR Holdings showing its calculation of the Revised Appraised Value. If the Revised Appraised Value is less than the Appraised Value, then TR Holdings shall pay to KB the amount of the difference. If the Revised Appraised Value is greater than the Appraised Value, then KB shall pay to TR Holdings the amount of the difference. The party responsible for paying the difference shall pay such amount to the other party within ten (10) business days of the determination of the difference (the "Difference Payment Date"), together with interest thereon at the rate of LIBOR, determined using a LIBOR Period of two (2) years for the period from the Option Closing Date through the Difference Payment Date. KB and TR Holdings shall share equally the costs and expenses of the Reviewing Appraiser.

     2.3 Transition Manufacturing. (a) For purposes of this Section 2.3, the following terms shall have the following meanings:

                  (i) "Alternate Producer" has the meaning ascribed to such term in the Manufacturing Agreement.

                  (ii) "Bulk Chemical Form" has the meaning ascribed to such term in the Manufacturing Agreement.

                  (iii) "Exit Two License" means any grant by KB or any Affiliate of KB to any Person of any right to sell in the Territory the Compound omeprazole or perprazole or any Omeprazole Product or Perprazole Product, whether exclusive or non-exclusive and whether by sale, license, sublicense, co-marketing agreement, subdistribution arrangement, complete or partial assignment of contract rights, other dispositions, covenant not to sue or immunity from suit, or otherwise.

                  (iv) "Exit Two Licensee" means a Person receiving a grant under an Exit Two License.

                  (v) "Finished Dosage Form" has the meaning ascribed to such term in the Manufacturing Agreement.

                  (vi) "Formulation Manufacturing Stage" has the meaning ascribed to such term in the Manufacturing Agreement.

                  (vii) "Intermediate Form" has the meaning ascribed to such term in the Manufacturing Agreement.

                  (viii) "Manufacturing Stage" has the meaning ascribed to such term in the Manufacturing Agreement.

                  (ix) "Packaging Manufacturing Stage" has the meaning ascribed to such term in the Manufacturing Agreement.

                  (x) "Primary Manufacturing Stage" has the meaning ascribed to such term in the Manufacturing Agreement.

                  (xi) "Producer" has the meaning ascribed to such term in the Manufacturing Agreement.

                  (xii) "Transfer Price" has the meaning ascribed to such term in the Manufacturing Agreement.

                  (xiii) "Transition Period" means, with respect to any Transition Product, if KB delivers a Notice of Exercise pursuant to the terms of Section 2.2 hereof prior to January 1, 2017, the period starting with the Option Closing Date and ending on the earlier of (a) two (2) years after the Option Closing Date and (b) December 31, 2017.

                  (xiv) "Transition Product" means any Omeprazole Product or Perprazole Product for which TR or an Alternate Producer has been allocated responsibility as the Producer for any Manufacturing Stage (or an Intermediate Form of any such product).

                  (xv) "Transition Requirements" means all of the requirements of KB, any Affiliate of KB and any Exit Two Licensee for Transition Product for sale or promotion within the Territory.

                  (b) Upon the occurrence of the Option Closing Date for each Transition Product during its Transition Period, if any:

                  (i) If TR is the Producer of the Packaging Manufacturing Stage, TR shall toll package Transition Product for all Transition Requirements for KB or a Person designated by KB at the Transfer Price. If an Alternate Producer is the Producer of the Packaging Manufacturing Stage, the Alternate Producer shall toll package Transition Product for all Transition Requirements under contract with KBI for KB or such Person at the Transfer Price determined in accordance with the terms of
         Article V of the Manufacturing Agreement, which will be payable by KB to KBI.

                  (ii) If TR or an Alternate Producer is the Producer of a Primary Manufacturing Stage, KB or a Person designated by KB shall purchase from TR or, in the case of an Alternate Producer, KBI at the Transfer Price Transition Product for all Transition Requirements as follows: (x) if TR or an Alternate Producer is the Producer of the Formulation Manufacturing Stage, in the Finished Dosage Form at the cumulative Transfer Price and (y) if KB is the Producer of the Formulation Manufacturing Stage and TR or an Alternate Producer is the Producer of the Bulk Chemical Manufacturing Stage, in the Bulk Chemical Form at the Transfer Price.

                  (iii) KB, KB USA and TR shall retain their full rights and obligations as Producers under the Manufacturing Agreement.

                  (iv) Neither KB nor any Affiliate of KB shall grant an Exit Two License that includes the right to make or have made a Transition Product during its Transition Period.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                              OF TR AND TR HOLDINGS

         Each of TR and TR Holdings, jointly and severally, hereby represents and warrants to KB as of the date hereof that:

         3.1 Ownership of Shares. TR and its Wholly-Owned Subsidiaries own of record and beneficially all of the issued and outstanding shares of capital stock of TR Holdings, free and clear of any claim, hypothecation, deed of trust, mortgage, lien, pledge, option, charge, security interest or encumbrance of any kind or character (collectively, "Encumbrances"). TR Holdings owns of record and beneficially all of the KBI Shares, free and clear of all Encumbrances (other than the Option). KBI owns of record and beneficially all of the issued and outstanding shares of capital stock of KBI-E, KBI Sub and Astra Merck Pharmaceuticals, Inc., a Delaware corporation ("KBI-P"), in each case free and clear of all Encumbrances other than encumbrances existing as of the date of this Agreement or arising as a result of any Initial Agreement or any Ancillary Agreement.

                                   ARTICLE IV

                       COVENANTS AND AGREEMENTS OF TR AND
                     TR HOLDINGS REGARDING THE KBI BUSINESS

         TR and TR Holdings hereby covenant and agree with KB to cause KBI and, where applicable, each Subsidiary (as defined in the Partnership Agreement) of KBI, to comply with the following obligations, from and after the date hereof and until the Option Closing Date, if any:

     4.1 Preservation of Corporate Existence; Operation of KBI and its Subsidiaries. KBI shall, and shall cause each of its Subsidiaries to, preserve its present corporate organization and existence, maintain its full corporate power and authority to conduct its business and remain in good standing under the laws of its state of incorporation. Each of KBI, KBI Sub, KBI-E, KBI-P and any other Subsidiary of KBI shall not incur any material liabilities of any nature whatsoever other than obligations under any Initial Agreement, Ancillary Agreement or the Partnership Agreement or as expressly contemplated thereby or liabilities as to which any KB Party has agreed to indemnify any TR Party pursuant to the terms of any Initial Agreement or Ancillary Agreement. Notwithstanding the foregoing terms of this Section 4.1, a liquidation or dissolution of KBI-P shall be deemed not to violate the provisions of this Section.

     4.2 Payment of State and Local Taxes. KBI shall, and shall cause each of its Subsidiaries to, file on a timely basis all state and local tax returns required to be filed by it and pay all such taxes due and payable with respect to the periods covered by such tax returns (whether or not reflected thereon).

     4.3 Financial Statements; Books and Records. (a) KBI shall, and shall cause each of its Subsidiaries to, deliver to KB (i) as soon as practicable after the end of each fiscal year of KBI, and in any event within 90 days thereafter, an unaudited consolidated balance sheet of KBI as of the end of such year and an unaudited consolidated income statement of KBI for such year (collectively, the "Financial Statements") and (ii) within five (5) business days after the end of each fiscal quarter of KBI, a certificate in the form set forth as Exhibit 4.3(a) hereto executed by the chief financial officer of KBI, certifying compliance with the provisions of this Article IV and Section 3.12 of the Master Restructuring Agreement. Notwithstanding the foregoing, in the event that there shall have been no Allocation Shortfall or Allocation Default or such Allocation Shortfall or Allocation Default shall have been cured and KBI shall be Past Due on the payment of any dividend to the holder(s) of the Class A Preferred Stock or Class C Preferred Stock, the Financial Statements required to be delivered pursuant to clause (i) of this Section 4.3(a) shall be audited.

          (b) The Financial Statements shall (i) be in accordance with the books and records of KBI and its consolidated Subsidiaries, (ii) fairly present the financial position of KBI as of the dates and for the periods indicated therein in accordance with GAAP, except for (i) the recognition of the revaluation of the net assets of KBI (the "Asset Revaluation") effected in connection with the declaration and payment of a stock dividend to KB and TR Holdings in

November, 1997 and (ii) the non-recognition of the purchase accounting consequences of TR Holdings' purchase of the KBI Common Shares at the Closing.

          (c) KBI shall, and shall cause each of its Subsidiaries to, maintain true, correct and complete books, records and accounts in accordance with GAAP (except for the treatment of the Asset Revaluation and TR Holdings' purchase of the KBI Common Shares).

     4.4 Limitation on Transfer of License Rights. Except as approved in writing by KB or as expressly permitted or required by this Agreement, any Initial Agreement or any other Ancillary Agreement, neither KBI nor any of its Subsidiaries shall sell, transfer, pledge or otherwise encumber, assign or otherwise dispose of any rights relating to any Licensed Compound.

     4.5 Compliance with Laws. Each of KBI and each of it Subsidiaries shall conduct its respective business in compliance in all material respects with all applicable laws, rules and regulations and in compliance with all applicable orders, rules, writs, judgments, injunctions, decrees and ordinances.

     4.6 Cash. TR shall use reasonable efforts to keep the cash in KBI to a reasonable minimum, taking into account the GAAP net worth of KBI and the fair market value of its assets and liabilities and TR's objective that KBI and its subsidiaries remain part of TR's consolidated group for U.S. federal income tax purposes.


                                    ARTICLE V

               ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

     5.1 Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each of KB, TR and TR Holdings shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the transactions contemplated hereby, including, without limitation, to effect the KBI Acquisition. Each of KB, TR and TR Holdings agrees to execute and deliver promptly such other documents, certificates, agreements or instruments (including any amendments or supplements thereto) and to take, or cause to be taken, such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated hereby. TR hereby covenants and agrees that it shall take all actions necessary to ensure that TR Holdings complies with its obligations hereunder. TR Holdings covenants and agrees that it shall take all actions necessary to ensure that KBI complies with its obligations hereunder. Each party hereto covenants and agrees that all instruments of conveyance and other agreements, documents and instruments to be executed and delivered by such party in connection herewith shall constitute the legal, valid and binding obligations of such party, enforceable against it in accordance with its terms.

     5.2 HSR Act. In connection with any filing that may be required under the HSR Act as contemplated by Section 2.2(c) hereof, the parties hereto agree to cooperate in good faith to respond promptly to all inquiries made by governmental authorities.

     5.3 Payment of Federal Income Taxes. TR hereby covenants and agrees with KB to file on a timely basis all Federal income tax returns of the TR consolidated group that includes KBI and each of its Subsidiaries required to be filed by TR for each year from and after the year of this Agreement through the year of the Option Closing Date, if any, and to pay all such taxes due and payable with respect to the periods covered by such tax returns (whether or not reflected thereon).

     5.4 Consents. TR and TR Holdings hereby covenant and agree that they shall not (and shall cause KBI not to) take any action that would result in the consent of any third party being required in connection with TR's or TR Holdings' performance of its obligations under this Agreement and all other documents and instruments to be executed and delivered by it in connection with the KBI Acquisition (collectively, including this Agreement, the "Option Documents").

     5.5 Non-Contravention. TR and TR Holdings hereby covenant and agree that they shall not (and shall cause KBI not to) take any action that would result in the consummation of the transactions contemplated by the Option Documents violating, conflicting with or resulting in a breach of any provision of:

                           (i) any mortgage, deed of trust, lease, note,
shareholders' agreement, bond, indenture, other instrument or agreement, license, sublicense, permit, trust, custodianship, or other restriction with any third party to which TR, TR Holdings or KBI is a party; or

                           (ii) the certificate of incorporation or by-laws
(each amended) of TR, TR Holdings or KBI.


                                   ARTICLE VI

                                 INDEMNIFICATION

     TR and TR Holdings agree to defend, indemnify and hold harmless KB and its Affiliates and each of their respective officers, directors, employees and agents from and against any and all Indemnity Losses arising out of, based upon or resulting from any liabilities or obligations of KBI of any nature whatsoever other than (i) liabilities or obligations under any Initial Agreement or Ancillary Agreement arising from and after the Option Closing Date, (ii) liabilities for which any KB Party has agreed to indemnify any TR Party pursuant to the terms of any Initial Agreement or Ancillary Agreement and (iii) liabilities or obligations incurred by KBI in connection with KB's operation of KBI from and after the Option Closing Date. Any claim for indemnification hereunder shall be on a net after-tax basis in accordance with, and shall be subject to the procedures set forth in, Section 10.3 of the Master Restructuring Agreement.

                                   ARTICLE VII

                                   ARBITRATION

     Subject to the provisions of Sections 2.2(g) and 2.2(h) hereof and Section
9.4 of the Master Restructuring Agreement, any dispute, controversy or claim between KB, on the one hand, and TR and TR Holdings on the other hand, arising out of or related to this Agreement, or the interpretation or breach hereof, shall be settled by binding arbitration pursuant to the principles and procedures set forth in Article 9 of the Master Restructuring Agreement.


                                  ARTICLE VIII

                                   TERMINATION

     This Agreement may be terminated at any time by the written mutual consent of each of the parties hereto. In the event that this Agreement is terminated as aforesaid, this Agreement shall be of no further force or effect and no party shall have any liability to any other party hereto; provided, however, that the termination of this Agreement will not relieve any party of any liability for breach of any covenant or agreement hereunder occurring prior to such termination and the terms of Article 4 of the Master Restructuring Agreement (relating to confidentiality) shall remain in full force and effect in accordance with its terms.


                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 Expenses. Each of the parties to this Agreement shall bear all the expenses incurred by it in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated by this Agreement regardless of whether this Agreement shall be terminated.

     9.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; provided, however, that KB may, without the consent of the other parties hereto, assign its rights and obligations under this Agreement to any of its Affiliates; and provided, further, that TR Holdings may assign its rights and obligations under this Agreement to any permitted transferee of the KBI Shares under Section 3.3 of the Master Restructuring Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, heirs and assigns.

     9.3 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and their respective Affiliates, or their respective successors and permitted assigns, any rights, remedies or other benefits or any obligations or liabilities under or by reason of this Agreement.

     9.4 Notices. Unless otherwise provided herein, any notice, request, instruction, other document or other communication under or with respect to this Agreement or the Option Documents shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telefax with confirmation of receipt, or sent by internationally-recognized courier service to any party hereto at its address as specified below.

                  If to KB:             S-151
                                        85 Sodertalje
                                        SWEDEN

                                        Attention:  General Counsel
                                        Telefax No.:  011-46-8-553-288-12
                  If to TR, TR
                  Holdings or KBI:      One Merck Drive
                                        P.O. Box 100
                                        Whitehouse Station, NJ  08889-0100

                                        Attention:  Corporate Secretary
                                        Telefax No.:  908-735-1246

                  With a copy to:       Merck & Co., Inc.
                                        One Merck Drive
                                        P.O. Box 100
                                        Whitehouse Station, NJ  08889-0100

                                        Attention:  General Counsel
                                        Telefax No.:  908-735-1244

Any party hereto by written notice to the other parties hereto in accordance with the above may change the address to which such notices, requests, instructions, other documents or other communications to it shall be directed.

     9.5 Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of New York without regard to any choice of law rules other than Section 5-1401 of the New York General Obligations Law.

     9.6 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto and the other documents referred to herein, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

No supplement, amendment, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     9.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     9.9 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     9.10 Remedies. Notwithstanding anything to the contrary contained in this Agreement, each of the parties to this Agreement is entitled to all remedies in the event of breach provided at law or in equity, specifically including, but not limited to, specific performance.

     9.11 Gender and Number. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity or number of the person, persons, entity or entities may require.

     9.12 No Consent to Section 338 Tax Election. Nothing in this Agreement or any Ancillary Agreement shall be construed to constitute the consent (or an agreement to give the consent) of TR or any member of the TR affiliated group to an election under Section 338(h)(10) of the Internal Revenue Code of 1986, or any successor provision, with respect to the effecting of the KBI Acquisition.

                                      * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.



                                ASTRA AB
                                    (publ)

                                By:   /s/ Goran Lerenius
                                      -----------------------------
                                      Name:  Goran Lerenius
                                      Title:  Authorized Signatory


                                MERCK & CO., INC.

                                By:   Judy C. Lewent
                                      -----------------------------
                                      Name:  Judy C. Lewent
                                      Title:  Senior Vice President and Chief
                                             Financial Officer


                                MERCK HOLDINGS, INC.

                                By:   /s/ Peter E. Nugent
                                      -----------------------------
                                      Name:  Peter E. Nugent
                                      Title: President

                                                                  Exhibit 4.3(a)



              Form of Certificate of Chief Financial Officer of KBI


         The undersigned, the duly elected and acting Chief Financial Officer of KBI, a Delaware corporation ("KBI"), hereby certifies to KB, a company limited by shares organized and existing under the laws of Sweden ("KB"), pursuant to
Section 4.3(a) of the KBI Shares Option Agreement (the "KBI Shares Option Agreement"), dated as of July __, 1998 by and among KB, TR, a New Jersey corporation ("TR"), and TR Holdings, a Delaware corporation ("TR Holdings"), as follows (with capitalized terms used herein and not otherwise defined herein having the meanings ascribed to such terms in that certain Master Restructuring Agreement dated as of June 19, 1998 between KB, TR, KBI, [KB] USA, Inc., a New York corporation, KB USA, L.P., a Delaware limited partnership, [KB TR] Enterprises Inc., a Delaware corporation, [KBI SUB], a Delaware corporation, TR Holdings and [KB] Pharmaceuticals, L.P., a Delaware limited partnership (the "Master Restructuring Agreement")):

     1. At all times during the fiscal quarter ended [Insert Date], KBI and each of its Subsidiaries were in compliance with all provisions, covenants, agreements, obligations and restrictions set forth in Article IV of the KBI Shares Option Agreement with which KBI and each of its Subsidiaries were required to be in compliance.

     2. At all times during the fiscal quarter ended [Insert Date], all of the KBI Parties were in compliance with all provisions, covenants, agreements, obligations and restrictions set forth in Section 3.12 of the Master Restructuring Agreement with which the KBI Parties were required to be in compliance.


         IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of the ____ day of _______, ____.

                                   [KBI]


                                   By:_________________________________
                                        Name:
                                        Title:  Chief Financial Officer